Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Record First Quarter Sales, Net Income, Earnings Per Diluted Share and Cash Flow from Operations

CLEVELAND, October 16, 2008 – Parker Hannifin (NYSE: PH), the world leader in motion and control technologies, today reported record first quarter sales, net income, earnings per diluted share and cash flow from operations for the quarter ending September 30, 2008.

Fiscal 2009 first quarter sales were $3.1 billion, an increase of 10.0 percent from $2.8 billion in the same quarter a year ago. Net income increased 9.0 percent to $250.2 million from $229.6 million in the first quarter of fiscal 2008. Earnings per diluted share increased 13.1 percent to $1.50 compared with $1.33 in last year’s first quarter. Cash flow from operations was $307.3 million, or 10.0 percent of sales.

“Current quarter results reflect our ability to deliver record performance in the face of a rapidly changing economic climate,” said Chairman, CEO and President Don Washkewicz. “We are particularly pleased that we delivered a four percent organic growth rate this quarter.

“The Win Strategy initiatives we have been implementing over the past seven years have better prepared us to weather this uncertainty in our markets. For example, today, we have exposure to a greater number of end markets, many of them less cyclical than before. We also have much better geographic balance with greater than 50 percent of our industrial segment revenues and profits generated from international markets.

“Additionally, our cost structure is much more flexible than in the past and our ongoing focus on lean enterprise is delivering continuing productivity improvements. While the economic outlook for the near future remains uncertain, Parker is better able to adapt to changing circumstances in our operations than in previous downturns.

“While we are currently implementing contingency plans for the short-term, we remain focused on managing our business for the long-term and utilizing our strong cash position. We recently completed four acquisitions, including three on the first day of our fiscal 2009 second quarter, which added just over $460 million in annualized revenues. These investments help us extend our geographic reach and further our exposure to growth markets such as life sciences. Additionally, we repurchased shares and increased our dividend for the 52nd consecutive year, reflecting our confidence in the future.”

Segment Results

In the Industrial North America segment, first-quarter sales increased 10.1 percent to $1.1 billion, and operating income increased 3.4 percent to $160.5 million, compared with the same period a year ago.

In the Industrial International segment, first-quarter sales increased 11.1 percent to $1.2 billion, and operating income increased 10.6 percent to $203.0 million, compared with the same period a year ago.

In the Aerospace segment, first-quarter sales increased 12.0 percent to $478.5 million, and operating income increased 18.7 percent to $68.1 million, compared with the same period a year ago.

In the Climate & Industrial Controls segment, first-quarter sales increased 1.1 percent to $255.9 million, and operating income remained the same at $15.5 million, compared with the same period a year ago.

Orders

In addition to financial results, Parker also reported an increase of 1 percent in total orders for the quarter ending September 30, 2008 compared with the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders increased 2 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders declined 4 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 9 percent in the Aerospace segment, on a rolling 12 month average basis.

•	Orders increased 5 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2009, the company revised guidance for earnings from continuing operations to the range of $5.35 to $5.75 per diluted share. Previous guidance for earnings from continuing operations was $5.65 to $6.05 per diluted share.

“There is enough uncertainty in many of our end markets and sentiment among our customers to warrant a downward revision in our earnings expectations for the year,” added Washkewicz. “While this ultimately may prove to be conservative, at this time we believe it is prudent. Having said that, our earnings guidance still assumes that operating margins will be significantly above the levels we achieved at the bottom of the last economic cycle, evidence that we have made significant progress in transforming Parker into a premier diversified company.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal first-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $12 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs approximately 62,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 52 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding litigation; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2008

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2008	2007
Net sales	$3,064,688	$2,787,256
Cost of sales	2,337,222	2,122,297

Gross profit	727,466	664,959
Selling, general and administrative expenses	332,683	324,961
Interest expense	28,096	22,421
Other expense (income), net	9,958	(165)

Income before income taxes	356,729	317,742
Income taxes	106,553	88,145

Net income	$250,176	$229,597

Earnings per share:
Basic earnings per share	$1.52	$1.35

Diluted earnings per share	$1.50	$1.33

Average shares outstanding during period - Basic	164,415,418	169,782,809
Average shares outstanding during period - Diluted	166,913,216	173,221,492

Cash dividends per common share	$.25	$.21

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands)	2008	2007
Net sales
Industrial:
North America	$1,107,077	$1,005,828
International	1,223,192	1,100,888
Aerospace	478,473	427,290
Climate & Industrial Controls	255,946	253,250

Total	$3,064,688	$2,787,256

Segment operating income
Industrial:
North America	$160,486	$155,182
International	202,952	183,433
Aerospace	68,148	57,436
Climate & Industrial Controls	15,499	15,506

Total segment operating income	$447,085	$411,557
Corporate general and administrative expenses	40,374	45,309

Income from operations before interest expense and other	406,711	366,248
Interest expense	28,096	22,421
Other expense	21,886	26,085

Income before income taxes	$356,729	$317,742

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2008

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands) September 30,	2008	2007
Assets
Current assets:
Cash and cash equivalents	$608,327	$187,917
Accounts receivable, net	1,821,681	1,784,784
Inventories	1,506,793	1,353,774
Prepaid expenses	72,870	69,148
Deferred income taxes	147,447	128,801

Total current assets	4,157,118	3,524,424
Plant and equipment, net	1,855,830	1,762,165
Goodwill	2,625,761	2,319,803
Intangible assets, net	986,759	610,411
Other assets	507,088	476,190

Total assets	$10,132,556	$8,692,993

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$677,890	$580,542
Accounts payable	836,873	779,274
Accrued liabilities	808,566	703,136
Accrued domestic and foreign taxes	219,298	181,987

Total current liabilities	2,542,627	2,244,939
Long-term debt	1,878,933	1,117,677
Pensions and other postretirement benefits	482,895	369,606
Deferred income taxes	165,136	113,192
Other liabilities	319,097	301,451
Shareholders’ equity	4,743,868	4,546,128

Total liabilities and shareholders’ equity	$10,132,556	$8,692,993

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	$250,176	$229,597
Depreciation and amortization	86,166	76,176
Stock-based compensation	20,655	23,554
Net change in receivables, inventories, and trade payables	(54,100)	(79,612)
Net change in other assets and liabilities	(5,096)	28,159
Other, net	9,546	(7,629)

Net cash provided by operating activities	307,347	270,245

Cash flows from investing activities:
Acquisitions (net of cash of $119 in 2008 and $177 in 2007)	(12,088)	(33,551)
Capital expenditures	(98,273)	(56,484)
Proceeds from sale of plant and equipment	7,437	1,544
Other, net	(8,004)	(8,188)

Net cash (used in) investing activities	(110,928)	(96,679)

Cash flows from financing activities:
Net (payments for) common share activity	(410,590)	(497,386)
Net proceeds from debt	561,558	374,021
Dividends	(41,109)	(36,544)

Net cash provided by (used in) financing activities	109,859	(159,909)

Effect of exchange rate changes on cash	(23,999)	1,554

Net increase in cash and cash equivalents	282,279	15,211
Cash and cash equivalents at beginning of period	326,048	172,706

Cash and cash equivalents at end of period	$608,327	$187,917